Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS SECOND QUARTER 2007 RESULTS

FRANKLIN, Mass., August 2, 2007 — PLC Systems Inc. (AMEX: PLC), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three and six month periods ended June 30, 2007.

Second quarter 2007 total revenues were $1,932,000 compared with $1,943,000 in the second quarter of 2006. The net loss for the second quarter of 2007 was $363,000, or $0.01 per diluted share, compared to net income of $72,000, or $0.00 per diluted share, in the second quarter of 2006.

“We are pleased with our progress during the second quarter of 2007, working with our new exclusive marketer and distributor for our TMR business in the U.S., Novadaq Technologies, Inc. While the transition to Novadaq only began late in March 2007, together we and Novadaq shipped six HL2 laser systems in total, and our kit shipments were about level with last quarter as well,” said Mark R. Tauscher, president and chief executive officer of PLC Systems. “Novadaq’s expanded U.S. sales force has enhanced its ability to sell our TMR systems by utilizing an integrated approach to the heart surgeon customer base, marketing Novadaq’s innovative SPY® Intra-Operative Imaging System with TMR.  The results from this past quarter support this strategy.”

He added, “We are optimistic about future sales growth for TMR by Novadaq, enabling PLC to focus more resources on the clinical trials and preparations for commercialization of our new product initiative, the RenalGuard Therapy™ and RenalGuard System™.  We are continuing to enroll patients in our pilot clinical trial, and remain enthusiastic about our market opportunity in enabling at-risk patients to avoid Contrast-Induced Nephropathy (CIN).

During the second quarter of 2007, PLC shipped six CO2 Heart Lasers (HL2) to U.S. hospitals through Novadaq. Five of these shipments were new HL2 lasers and one was a redeployed unit. PLC ended the second quarter of 2007 with 162 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.  During the second quarter of 2007, a total of 454 disposable kits were shipped worldwide by Novadaq and PLC. Novadaq delivered 429 of these kits to U.S. hospitals and PLC shipped 25 disposable kits to international customers. In comparison, a total of 457 and 547 disposable kits were delivered worldwide during the first quarter of 2007 and the second quarter of 2006, respectively.

Cash and short term investments at the end of the second quarter of 2007 totaled $8,645,000, down from $10,034,000 at the end of December 2006, reflecting increased expenses associated with the RenalGuard™ clinical trials and market development activities.

Six Months’ Results

For the first half of 2007, PLC reported total revenues of $3,425,000 compared to $3,832,000 in the same period in 2006.  The net loss for the 2007 first half was $1,049,000, or $0.03 per diluted share, compared to net income of $1,363,000, or $0.04 per diluted share, in the first six months of

2006, a period that also included a $1.4 million gain on the sale of PLC’s Optiwave disposable manufacturing rights to Edwards Lifesciences Corporation.

Conference Call

PLC Systems will host a conference call today, August 2, 2007 at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (866) 543-6411, or internationally, (617) 213-8900, at least five minutes prior to the start of the call. The passcode is: 11606819. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com. An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location. A replay of the call can also be accessed telephonically by dialing 888-286-8010, or internationally 617-801-6888, using passcode 96499216, from 1:00 p.m. ET on August 2, 2007 through midnight on August 9, 2007.

About PLC Systems Inc.

PLC Systems Inc. (AMEX: PLC) is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device approved by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare. The company recently initiated clinical studies for its RenalGuard Therapy and RenalGuard System™. RenalGuard’s matched fluid replacement system is designed for interventional cardiology and radiology patients undergoing diagnostic and therapeutic imaging procedures where contrast agents are administered.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that Novadaq may be unsuccessful in selling our products, the transition period following Novadaq’s new role as our exclusive US distributor may adversely affect our revenues, we and Novadaq may be unable to convince health care professionals and third party payers of the medical and economic benefits of performing TMR, there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, we may not receive necessary regulatory approvals to market our RenalGuard product, the clinical trials for that product may not be successful, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Report on Form 10-K for the year ended December 31, 2006, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser, RenalGuard, RenalGuard Therapy and RenalGuard System are trademarks of PLC Systems Inc.

Edwards Lifesciences is a trademark of Edwards Lifesciences Corporation.

Novadaq and SPY are trademarks of Novadaq Technologies, Inc.

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PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Product sales	$1,520	$1,577	$2,654	$3,057
Service fees	412	366	771	775
Total revenues	1,932	1,943	3,425	3,832

Cost of revenues:
Product sales	562	554	1,148	1,065
Service fees	213	168	421	348
Total cost of revenues	775	722	1,569	1,413
Gross profit	1,157	1,221	1,856	2,419

Operating expenses:
Selling, general and administrative	1,076	804	2,089	1,684
Research and development	556	458	1,047	991
Total operating expenses	1,632	1,262	3,136	2,675

Gain on the sale of manufacturing rights	—	—	—	1,432
Income (loss) from operations	(475)	(41)	(1,280)	1,176

Other income, net	112	113	231	187
Net income (loss)	$(363)	$72	$(1,049)	$1,363

Basic income (loss) per share	$(0.01)	$0.00	$(0.03)	$0.05
Diluted income (loss) per share	$(0.01)	$0.00	$(0.03)	$0.04

Average shares outstanding:
Basic	30,311	30,092	30,311	30,086
Diluted	30,311	30,731	30,311	30,657

CONDENSED BALANCE SHEET

	June 30, 2007.	December 31, 2006.
Cash and short-term investments	$8,645	$10,034
Total current assets	11,566	12,802
Total assets	11,978	13,176
Total current liabilities	3,184	2,953
Shareholders’ equity	6,156	7,129